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                                                                   EXHIBIT 10.6


                          MEMORANDUM OF UNDERSTANDING


         This Memorandum of Understanding is entered into this 30th day of June, 1995 by and between Engelhard/ICC, a partnership established and existing under the laws of the state of Pennsylvania, U.S.A., and having its principal place of business at 441 North Fifth Street, Philadelphia, PA 19123 U.S.A. (hereinafter referred to as "E/I") and Samsung Corporation, a company established and existing under the law of the Republic of Korea and having its principal place of business at 250, 2-Ga, Taepyung-Ro, Chung-Gu, Seoul, Korea (hereinafter referred to as "Samsung").

         This Memorandum of Understanding is the outcome of successful Korean market development activities conducted in cooperation by both parties and discussions held between the parties. This confirms the intentions of the parties hereto to proceed towards further mutual cooperation in a strategic alliance for desiccant/air conditioning systems (hereinafter referred to as "systems"), which shall be substantiated as definite contracts (hereinafter called the "definite contracts");

         E/I and Samsung will negotiate two contracts, a technology license/distribution agreement, and a desiccant component (hereinafter referred to as "rotor products") supply agreement, based on the following principles:

         The technology license/distribution agreement would include a technology and distribution license for production and sale of Systems in Korea. There would be an up-front fee plus a running royalty on Samsung equipment sales, related to the market size and value of technology in Korea as determined by both parties.

         Samsung and E/ICC will negotiate mutually acceptable contract term, exclusivity provisions and performance targets.

         E/I and Samsung will negotiate a mutually acceptable long-term supply agreement for E/I rotor products.

         In recognition of Samsung's market development efforts to date, E/I agrees to pursue its interest in the Korean market exclusively through Samsung through December 15, 1995, during which both parties hereto shall negotiate with each other to conclude the definite contracts. The parties will make best efforts to complete a contract signing by September 15, 1995, but in no case will the contract signing date go beyond December 15, 1995.
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         During this period, Samsung will make its best efforts to facilitate and promote the System and achieve Systems sales in the Korean market. In addition, Samsung will provide E/I relevant and available up-to-date Korean market information prior to the conclusion of the definite contracts.

         Either party shall maintain the confidentiality of any information exchanged between the parties.

         Unless the definite contracts are executed by December 15, 1995, this Memorandum of Understanding shall be automatically terminated without incurring any obligations or liabilities to either parties hereto.

For and on behalf of E/I:                  For and on behalf of Samsung:



By:/s/ KIRK J. JACOBS                      By:/s/ DAE WON HAM
   -------------------------                  ---------------------------
   Name: Kirk J. Jacobs                       Name: Dae Won Ham
   Title: Director - International            Title: General Manager/Machinery
            Business Development                       Div. 1
   Date: June 30, 1995                        Date: July 3, 1995